Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2007 accompanying the consolidated financial statements and schedule of FARO Technologies, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Statement No. 123 (revised 2004), and management’s assessment of the effectiveness of internal control over financial reporting, which report expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) included in the Annual Report on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

July 16, 2007